Exhibit 99.1


April 15, 2002

Contact:
Peter Pitsiokis, Executive Vice President
Gyrodyne Company of America, Inc.
102 Flowerfield
St. James New York  11780

Tel: (631) 584-5400
Fax: (631) 584-7075


"NASDAQ:GYRO" - ST. JAMES - Gyrodyne Company of America, Inc. (GYRO) announced today it had entered into an agreement to acquire 111,000 shares of the Company's common stock from its largest single shareholder, K Capital Partners, LLC.

Under the terms of the agreement, Gyrodyne purchased the stock at $20.25 per share which represents a premium of 11.75% over the preceding 30 day average market price. K Capital has withdrawn its proposal seeking to elect two directors to Gyrodyne's Board and their announced plan to support a sale of the Company via an auction process.

In a separate transaction, K Capital also agreed to sell its remaining 98,350 shares to an independent third party investor at the same $20.25 share price.

Except for historical information contained herein, this release may contain, within the meaning of the federal securities laws, forward-looking statements that are based on management's beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the Company's financial results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. The Company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Important factors and risks that may affect future results include but are not limited to: changes in the real estate industry, changes in laws and regulations, litigation, interest rates, available capital, limitations on future financing, the effects of adverse publicity, uncertainties relating to obtaining government approvals, failure to consummate anticipated transactions, general economic conditions, competition and other risks and uncertainties that are described from time-to-time in the Company's filings with the Securities and Exchange Commission, copies of which are available upon written request from the Company.